Trailer Bridge, Inc.


CONTACT:                           -OR-         TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.                            The Equity Group Inc.
John D. McCown                                  www.theequitygroup.com
Chairman & CEO                                  Devin Sullivan (212) 836-9608
(800) 554 -1589                                 Adam Prior     (212) 836-9606

                              FOR IMMEDIATE RELEASE

     Trailer Bridge GETS NEW $4 MILLION CASH INFUSION, ANNOUNCES sharp FIRST
     -----------------------------------------------------------------------
                     QUARTER TURNAROUND AND REPORTS FOURTH
                    ---------------------------------------
                   QUARTER HISTORICAL RESULTS PRIOR TO CHANGES
                   -------------------------------------------

            >> Company to Conduct Conference Call at 4:00 P.M. Today

Jacksonville, FL - April 2, 2002 -- Trailer Bridge, Inc. (NASDAQ National
Market: TRBR) today announced it has reached an agreement with an affiliate where $4 million of new cash funds will be injected into the Company. This support comes as the previously announced actions at the end of last year are leading to a material and significant improvement in net operating results for the first two months of 2002. The Company anticipates a rationalization in the trade lane, resulting in a reduction of capacity that will lead to market stability and benefit Trailer Bridge.

Under the agreement, which was approved by the Trailer Bridge Board of Directors and based upon a fairness opinion from outside experts, an affiliate has provided a $2 million loan to the Company. The loan has an 8.03% fixed interest rate, no principal payments for two years and quarterly interest payments in arrears. The loan will be secured by the same collateral backing up a similar $3 million loan made in January 2002. The additional $2 million will purchase newly issued preferred stock with no coupon and no redemption that is convertible into 1,955,000 shares of common stock. Separately, Kadampanattu Corp., also an affiliate of the Company, has agreed to allow Trailer Bridge to defer payment on certain amounts due under the charter of the two roll-on/roll-off vessels, through at least the end of 2002.

Trailer Bridge has analyzed its cash requirements in detail through the end of 2002 based upon its actual operating results since the beginning of the year and the conservative assumption that there is no reduction in market capacity. That analysis supports management's belief that this $4 million of additional liquidity is an amount that is more than sufficient to meet all operating and debt service needs, including scheduled principal payments.

The Company has also seen significant reduction in operating losses since the beginning of the year, driven by the shutdown of its Northeast service and augmented by off-hiring leased equipment, headcount reductions, selling assets and a broad array of cost-reduction measures. To quantify that improvement, below is a table comparing the overall operating results for the two-month period ending February 2002 sequentially to the two-month period ended November 2001 from the previous quarter as well as the comparable year ago two-month period. While not a full quarter period, the most recent actual results for the two-month period ending February 2002 are more reflective of current operating performance than the historical full fourth quarter actual results, which occurred before the various actions taken at the end of the year.

Trailer Bridge, Inc.                                                      Page 2
April 2, 2002

                 Sequential and Year Over Year Two Months Ending
                          Unaudited Preliminary Results

                                     February, 2002      November, 2001       February, 2001
                                     --------------      --------------       --------------

         Revenue                      $10,906,895         $13,575,793          $13,324,530
         Operating Expenses            11,464,807          16,573,076           16,795,721
         Operating Income                (557,911)         (2,997,283)          (3,471,191)
         Operating Ratio                    105.1%              122.1%               126.1%
         Net Income                   ($1,416,338)        ($3,421,765)         ($4,025,265)

As the above table shows, the improvement has been significant and pronounced. While revenue has decreased, the first actual results after implementing the various actions show operating expense reductions equivalent to almost twice the revenue reduction. The Company believes this known trend in the first quarter of 2002 is an important consideration when evaluating the recent results and financial condition of Trailer Bridge and is providing this additional disclosure for that reason. Management fully expects that the first full quarter of 2002 results, as well as quarterly results going forward, will show a material and significant improvement from past results even without the major reduction in market capacity that analysis has dictated is extremely likely.

Another carrier serving the Puerto Rico market announced earlier today that it had reached an agreement to purchase the assets of a carrier that has operated in Chapter 11 bankruptcy since March 2001. It is anticipated that this transaction will lead to a reduction in market capacity. The recent market share of the carrier whose assets were purchased was approximately 27%, a figure that is still below the excess deployed capacity presently in the heavier southbound lane.

John D. McCown, Chairman and CEO, said, "The actions we began implementing at the end of last year have already had a decisive and demonstrated effect on our results. Our freight system is now spring-loaded for extraordinary further improvement as less efficient and higher-cost capacity withdraws from the Puerto Rico lane. With the cash infusion announced today, along with our fundamentally superior assets, we believe Trailer Bridge is in a solid position to prosper as long overdue rationality returns to the Puerto Rico shipping market. We are grateful to all parties whose insight and resulting support have put us in the position we are in today."

Trailer Bridge also reported its financial results for the fourth quarter ended December 31, 2001 (see attached table). As previously discussed, these results do no reflect the effect of the shutdown of the Northeast service and an array of other actions implemented at the end of 2001. Total revenue for the three months ended December 31, 2001 was $19,219,699, compared to $23,456,206 for the fourth quarter of 2000. Trailer Bridge had 1.9% more overall vessel capacity deployed between the mainland and Puerto Rico compared to the fourth quarter of 2000.

Exclusive of asset impairment and restructuring charges, the operating loss for the fourth quarter ended December 31, 2001 was $7,691,468, compared to the operating loss of $5,131,722 in the year earlier period. The massive and increasing operating loss was driven by low asset utilization and lower volume in the hyper-competitive Puerto Rico lane that also resulted in generally lower yields. After an asset impairment charge of $3,820,421 related to an adjustment to vessel carrying values and a write-off of all goodwill and restructuring charge of $1,054,410 related to the Northeast shutdown, the overall operating loss was $12,566,299.

Trailer Bridge, Inc.                                                      Page 3
April 2, 2002


The fourth quarter results include various non-cash charges and accruals, including charter-hire to an affiliate that continued to be deferred. These large non-cash amounts underscore the importance of various cash flow measures as a further benchmark on the level and trend of Trailer Bridge's results. The statement of cash flows as filed in Trailer Bridge's 10-K financial statements shows that net cash used in operating activities was $2,181,208 during the fourth quarter, an improvement compared to the $3,233,184 of net cash used in operating activities during the fourth quarter of 2000.

For the fourth quarter ended December 31, 2001, net interest expense was $733,259, up 0.3% from the year earlier period. Loss before income taxes for the fourth quarter was $13,286,418. The effect of income taxes will not be reflected until profitable operations resume. Net loss per share was $1.36 for the fourth quarter compared to net loss per share of $.98 for the year earlier period and net loss per share of $.57 for the third quarter of 2001.

At December 31, 2001, cash amounted to $441,320 and stockholders equity was equal to negative $8.0 million. Current liabilities included $18.7 million of debt primarily because the Company was not in full compliance with the terms of its revolving credit/term loan at the end of the year. As a result, Trailer Bridge had negative working capital of $21.0 million. The lender has continued to provide funding to Trailer Bridge under the revolving credit facility. Based on recent discussions, and conditioned upon the funding of the $4 million from the affiliate, the lender has agreed in principle to waive all past financial covenant non-compliance and to reset those covenants at levels the Company anticipates meeting.

Comparing Trailer Bridge's segments for the fourth quarter of 2001 to the year earlier period, total southbound volume decreased 15.1% and total northbound volume decreased 19.1%. Comparing total volume and total revenue by direction, Trailer Bridge's effective yield to and from Puerto Rico decreased 3.8% southbound and increased 5.0% northbound. Core southbound trailer yield was down 3.5% and the largest yield compression occurred in the used car sector that saw a decline of 23.3%. The Company's Puerto Rico deployed vessel capacity utilization was 66.1% southbound and 17.0% northbound, well below the 79.5% and 21.3%, respectively, during the year earlier period. While core southbound trailer volume decreased 10.5%, most other sectors showed more pronounced volume decreases, with total car volume down 23.3%. Trailer Bridge had an average of 193 tractor units operating on the mainland during the quarter, averaging 8,743 miles per month of which 78.2% were loaded.

Ralph W. Heim, President and COO, said, "The competitive conditions in the Puerto Rico lane intensified further in the fourth quarter and that is reflected in our results for that period. The operational changes we have made in response are producing the desired result and I believe that going forward from today the true value of our system and assets will be evident."

Trailer Bridge will discuss these recent developments along with fourth quarter results in a conference call at 4:00 P.M. (Eastern Time) on Tuesday, April 2nd. The dial in number is 800-683-1525. The call will simultaneously be broadcast over the Internet. To listen to the live webcast, please go to www.trailerbridge.com and click on the conference call link. The conference call will be archived and accessible for approximately 90 days if you are unable to listen to the live call.

Trailer Bridge, Inc.                                                      Page 4
April 2, 2002


Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico, bringing efficiency, environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers, U.S. flag vessels and marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of the Company maintaining or securing sufficient liquidity to operate its business, continued support of its lenders, vendors and employees, economic recessions, severe weather, changes in demand for transportation services offered by the Company, and changes in rate levels for transportation services offered by the Company.

Trailer Bridge, Inc.                                                      Page 5
April 2, 2002


                              TRAILER BRIDGE, INC.
                             STATEMENT OF OPERATIONS
                                   (Unaudited)


                                                                     Three Months                                  Twelve Months
                                                                  Ended December 31,                             Ended December 31,
                                                       --------------------------------------    -----------------------------------
                                                              2001                 2000                 2001              2000
                                                       -----------------  -------------------    ----------------    ---------------
OPERATING REVENUES................................       $ 19,219,699        $23,456,206           $ 81,567,732       $ 91,706,164
OPERATING EXPENSES:
   Salaries wages, and benefits ..................          4,423,846          4,683,036             17,615,602         16,648,581
   Rent and purchased transportation:
      Related Party ..............................          1,849,200          1,849,200              7,336,500          7,356,600
      Other ......................................          6,535,002          8,174,844             27,006,429         26,487,467
   Fuel ..........................................          2,329,634          3,519,897             10,751,623         11,157,500
   Operating and maintenance
      (exclusive of depreciation shown
      separately below) ..........................          6,509,215          6,638,850             24,702,099         21,503,909
   Taxes and licenses ............................            507,629            121,306              1,122,191            497,016
   Insurance and claims ..........................            713,533            685,365              2,650,245          2,373,186
   Communications and utilities...................            161,903            191,487                677,243            662,026
   Depreciation and amortization .................          1,260,236          1,211,523              4,928,489          4,840,965
   Asset impairments..............................          3,820,421                                 3,820,421
   Restructuring expenses.........................          1,054,410                                 1,054,410
   Other operating expenses ......................          2,620,969          1,512,424              5,984,223          4,570,616
                                                       ------------------   ----------------    -------------------   --------------
                                                           31,785,998         28,587,932            107,649,475         96,097,866
                                                       ------------------   ----------------    -------------------   --------------
OPERATING (LOSS) INCOME...........................        (12,566,299)        (5,131,726)           (26,081,743)        (4,391,702)
NONOPERATING INCOME
   (EXPENSE):
   Interest expense, net..........................           (733,255)          (731,211)            (3,225,079)        (3,357,936)
   Miscellaneous Expense..........................            (35,952)               -                (35,952)                 -
   Gain on sale of equipment......................             49,088             (4,176)               (99,291)           430,216
                                                       ------------------   ----------------    -------------------   --------------
                                                             (720,119)          (735,387)            (3,360,322)        (2,927,720)
                                                       ------------------   ----------------    -------------------   --------------

(LOSS) INCOME BEFORE BENEFIT
   (PROVISION) FOR INCOME TAXES...................        (13,286,418)        (5,867,113)           (29,442,065)        (7,319,422)
BENEFIT (PROVISION) FOR INCOME TAXES .............                  -         (3,741,186)                22,129         (3,149,432)

Income Before Cumulative Effect of                     ------------------   ----------------    -------------------   --------------
  Accounting Changes..............................        (13,286,418)        (9,608,299)           (29,419,936)       (10,468,854)
  Cumulative Effect of Accounting Changes
    (Net of Income Taxes).........................                -                  -                      -              127,100
                                                       ------------------   ----------------    -------------------   --------------
NET (LOSS) INCOME.................................       $(13,286,418)       $(9,608,299)         $ (29,419,936)      $(10,341,754)
                                                       ==================   ================    ===================   ==============

NET (LOSS) INCOME PER
   SHARE .........................................       $      (1.36)       $     (0.98)               $ (3.01)      $      (1.06)
                                                       ==================   ================    ===================   ==============

WEIGHTED AVERAGE
   SHARES OUTSTANDING ............................          9,777,500          9,777,500              9,777,500          9,777,500
                                                       ==================   ================    ===================   ==============